UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2009

IA Global, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA	94111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415)-946-8828

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 18, 2009, IA Global, Inc. (the “Company”) received an investment of 200 million Yen, or approximately US$2.2 million at current exchange rates, from the Inter Asset Japan LBO No. 1 Fund. The Company has allocated US$2.0 million of the investment to establish a venture capital fund in South Korea, and it will use the remaining US$0.2 million for working capital purposes. The Company’s US$2.0 million will be part of a larger, Korean government-backed venture fund that is expected to raise approximately US$30 million in its first round of financing by early 2010. TOZAI Holdings Inc. (“TOZAI”), a company traded on the Korean Kosdaq stock market under the symbol “037700” with successful experience in investing in high-technology ventures in Korea, is facilitating the Korean government licensing and funding.

The US$2.0 million was paid into an escrow account until the venture capital fund is formed in early 2010. The Company has agreed to issue to Inter Asset Japan LBO No. 1 Fund 55,556,976 shares of its common stock at $.04 per share in exchange for the investment described above.

The venture fund is expected to facilitate high-tech manufacturing of solar, LCD, and touch panels in Korea. This is the Company’s first step toward strengthening its position in global technical, financial, energy, and commodity markets. TOZAI and the Company intend to partner to build a solid foundation that utilizes the low-cost, highly skilled technology base in Korea to capture emerging business opportunities worldwide.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.
(Registrant)

Dated: December 23, 2009

By:	/s/ Brian Hoekstra

Brian Hoekstra Chief Executive Officer